EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550
CERADYNE, INC. RECEIVES NEW ID/IQ BODY ARMOR ORDER
Five-Year ID/IQ Order Estimated at a Maximum Value in Excess of $400 Million
Initial $4.9 Million Delivery Release
Costa Mesa, Calif.—January 4, 2008—Ceradyne, Inc. (NASDAQ: CRDN) has been awarded an indefinite delivery/indefinite quantity (ID/IQ) five-year order from the United States Special Operations Command (USSOCOM), MacDill Air Force Base, Florida. The order is estimated to have a maximum value in excess of $400 million. The initial delivery order against the ID/IQ contract is $4.9 million and is scheduled for delivery in early 2008.
The order is for the Family of Ballistic Plates for Body Armor Load Carriage System (BALCS). ID/IQ orders allow the government a great deal of flexibility as to exact quantities that will be ordered and timing. This ID/IQ order is estimated to have less than a $6 million minimum value and a maximum value in excess of $400 million. It is Ceradyne’s policy to only book an order as firm backlog that has committed delivery dates, such as the above initial $4.9 million delivery order.
David P. Reed, Ceradyne President North American Operations, commented: “We are extremely pleased to have received this multi-year BALCS order from the Special Operations Command (SOCOM). We have been supplying lightweight ceramic armor to SOCOM since the late 1990’s and believe our past history of high quality and on-time deliveries helped us in this recent ‘win’. Our armor production capacity in Lexington, Kentucky, and Costa Mesa, California, will allow us to meet SOCOM’s requirements. Based on past practice and non-binding conversations with the government, we believe there will be a series of delivery orders issued in 2008 against the blanket ID/IQ contract.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.
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